Exhibit 99.1

JOINT PRESS RELEASE
SHAREHOLDERS OF GENERAL MARITIME CORPORATION AND ARLINGTON TANKERS LTD.
APPROVE COMBINATION
NEW YORK, NEW YORK and HAMILTON, BERMUDA — December 16, 2008 — General Maritime Corporation (General Maritime) (NYSE: GMR) and Arlington Tankers Ltd. (Arlington) (NYSE: ATB) today jointly announced that each company’s shareholders have approved the proposed combination of General Maritime and Arlington.
Peter Georgiopoulos, Chairman, President and Chief Executive Officer of General Maritime, commented, “We are pleased with the approval of the merger and excited about the Company’s prospects. With a large diverse double-hull fleet, we believe we are in a strong position to continue to provide leading charterers with service that meets stringent operational standards. We believe we are also poised to continue to create near-term value for shareholders through our $2.00 per share dividend target, which is supported by the fleet’s contracted revenue stream over the next several years. The improved liquidity of the combined company will allow us to pursue future growth opportunities and increase shareholder value for the long-term.”
At the General Maritime special meeting of shareholders held on Tuesday, December 16, 2008, in New York, New York, General Maritime announced that 21,916,026 shares of General Maritime common stock were voted in favor of adoption of the merger agreement and approval of the General Maritime merger, 112,549 shares were voted against adoption of the merger agreement and approval of the General Maritime merger, and 53,876 shares abstained from voting. The shares voted for adoption of the merger agreement and approval of the General Maritime merger represented approximately 99.25% of the shares voted at the meeting and approximately 69.97% of the shares of General Maritime common stock outstanding as of October 27, 2008, the record date for the General Maritime special meeting. In order to be adopted and approved, the merger agreement and the General Maritime merger required the approval of at least a majority of the total number of shares of General Maritime common stock outstanding as of the record date for the General Maritime special meeting.
At the Arlington special general meeting of shareholders held on Tuesday, December 16, 2008, in New York, New York, Arlington announced that 9,860,327 common shares of Arlington were voted in favor of adoption of the merger agreement, 1,177,894 common shares were voted against adoption of the merger agreement, and 38,685 shares abstained from voting. The shares voted for adoption of the merger agreement represented approximately 89.02% of the common shares voted at the meeting and approximately 63.62% of the common shares of Arlington outstanding as of October 27, 2008, the record date for the Arlington special general meeting. In addition, Arlington announced that 9,857,910 common shares of Arlington were voted in favor of adoption of the Arlington amalgamation agreement, 1,178,546 common shares were voted against adoption of the Arlington amalgamation agreement, and 40,249 shares abstained from voting. The shares voted for adoption of the Arlington amalgamation agreement represented approximately 89.00% of the common shares voted at the meeting and approximately 63.60% of the common shares of Arlington outstanding as of the record date for the Arlington special general meeting. In order to be adopted, the merger agreement and the Arlington amalgamation agreement each required the approval of at least a majority of the votes cast at the Arlington special general meeting and entitled to vote thereon.
The transaction is expected to be completed after the close of the market on Tuesday, December 16, 2008. The combined company is expected to commence trading on the NYSE on Wednesday, December 17, 2008 under the symbol GMR.

Press and Investor Contacts:
For General Maritime:	For Arlington:
Jeffrey D. Pribor	Edward Terino
Executive Vice President and CFO	CEO, President and CFO
General Maritime	Arlington Tankers
+1 (212) 763-5600	+1 (203) 221-2765
About General Maritime Corporation
General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fleet of 23 tankers — twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt.
About Arlington Tankers Ltd.
Arlington Tankers Ltd. is an international, seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight, modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 5.0 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of Arlington’s vessels are employed on long-term time charters. Arlington was incorporated in Bermuda in September 2004. Arlington completed its initial public offering on the New York Stock Exchange on November 10, 2004.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in General Maritime’s and Arlington’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: the fulfillment of closing conditions for the transaction; the ability to realize the expected benefits of the transaction to the degree, in the amounts or in the timeframe anticipated; the ability to integrate Arlington’s businesses with those of General Maritime in a timely and cost-efficient manner; and other factors listed from time to time in General Maritime’s or Arlington’s filings with the SEC, including, without limitation, their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and their respective subsequent reports on Form 10-Q and Form 8-K. General Maritime and Arlington disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.